Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Carey Skinner	Chuck Jones
	Investor Relations	Media Calls
	(770) 752-3369	(770) 752-3594
	Carey.Skinner@choicepoint.com	Chuck.Jones@choicepoint.com

ChoicePoint® Reports Fourth Quarter 2007 Results

•	Service revenue in the Insurance Services segment grew 10.7 percent.

•	Repurchased 4.0 million shares during the quarter.

•	Entered into a $300 million five-year term loan agreement.

•	Reclassified the software portion of our Government Services segment to discontinued operations.

•	Reorganized continuing operations into four reporting segments.

•	Recorded $54.5 million in after tax impairment and severance charges.

•	SEC completes investigation and the Company reaches agreement in securities class-action lawsuit.

ALPHARETTA, GA – January 24, 2008 – For the fourth quarter of 2007, ChoicePoint Inc. (NYSE: CPS) reported consolidated service revenue from continuing operations of $233.9 million, compared to $232.5 million for the fourth quarter of 2006. Total revenue from continuing operations was $239.3 million in the fourth quarter of 2007, compared to $238.7 million for the fourth quarter of 2006. Diluted earnings (loss) per share from continuing operations (“EPS”) for the fourth quarter of 2007 was ($0.39), compared to $0.41 for the fourth quarter of 2006. Excluding the other operating charges detailed in the table below, EPS would have increased 11 percent to $0.39 for the fourth quarter of 2007, compared to $0.35 for the same period of 2006. Prior to reclassifying the software portion of our Government Services segment to discontinued operations, EPS excluding other operating charges would have been $0.41 for the fourth quarter of 2007, compared to $0.38 for the same period of 2006.

ChoicePoint Earnings

The following table provides a reconciliation of EPS excluding other operating charges to EPS calculated in accordance with generally accepted accounting principles (“GAAP”) for the fourth quarter of 2007 and 2006:

	Quarter ended December 31,
	2007	2006
EPS from continuing operations excluding other operating charges	$0.39	$0.35
Other operating charges	(0.78)	0.06

EPS from continuing operations	$(0.39)	$0.41

Other operating charges incurred during the fourth quarter of 2007 totaled $87.8 million ($0.78 per share) and include costs associated primarily with asset impairments in the Marketing Services segment. See Note (c) to Financial Highlights for additional detail of 2006 and 2007 other operating charges.

In December 2007, the Company decided to divest the software portion of its Government Services segment. Based upon indicative purchase price ranges received from prospective purchasers, the Company estimates that net proceeds to be received from the disposal of this business will exceed the carrying value. While a transaction has not yet been consummated and the Company has no definitive agreements to sell the business, the Company has met the criteria to classify this business in discontinued operations. In connection with the decision, the Company has combined the remaining components of its Government Services segment with its Financial and Professional Services Segment. This newly formed segment has been renamed the Business Services Segment and now includes virtually all of the Company’s businesses involved in the sale of non-FCRA regulated public information to customers in all markets, including banking, professional services and government. Prior period results have been reclassified to conform to this presentation.

During the fourth quarter of 2007, as part of its annual evaluation of the carrying value of its reporting units, the Company recorded a non-cash charge of $86.0 million ($53.4 million after tax benefit) to reduce the carrying value of goodwill and other assets in its Marketing Services segment to reflect the estimated fair value of this business. The decline in revenue from our customers primarily in the sub-prime mortgage lending market, together with our assessment that this market will likely remain depressed for at least the near term, were the primary reasons for recording the adjustment to the carrying value of this reporting unit.

Cash Flow and Balance Sheet Highlights – Fourth Quarter

•

Cash flows from operating activities of continuing operations were $46.4 million for the three months ended December 31, 2007, compared to $44.8 million for the three months ended December 31, 2006. With $12.4 million in capital expenditures during the fourth quarter of 2007 and $10.5 million during the same period in 2006, net free

ChoicePoint Earnings

cash flow from continuing operations (cash flows from operating activities of continuing operations less capital expenditures) for the quarter ended December 31, 2007 was $34.0 million, compared to $34.3 million for the quarter ended December 31, 2006. Cash flows from operating activities of continuing operations were $218.7 million for the twelve months ended December 31, 2007, compared to $200.7 million for the twelve months ended December 31, 2006. The improved cash flow results for the twelve months ended December 31, 2007 compared to the same period in 2006 primarily reflect lower federal tax payments in 2007.

•

During the fourth quarter, the Company repurchased 4.0 million shares of its common stock at an average cost of $37.45 per share for an aggregate of $151.3 million. During the year ended December 31, 2007, the Company repurchased 11.2 million shares of its common stock at an average cost of $38.50 per share for an aggregate of $429.6 million, leaving $42.5 million authorized in the Company’s buyback program as of December 31, 2007. Since the approval of the Company’s buyback program on July 26, 2005, a total of 25.5 million shares have been repurchased at an average cost of $38.56 per share for an aggregate of $982.5 million, representing the repurchase of approximately 28 percent of the shares that were outstanding at the commencement of the buyback program.

•

Net debt (total debt of $610.0 million less cash and cash equivalents of $20.2 million) at December 31, 2007, increased by $112.3 million from September 30, 2007 to $589.8 million, with an average effective interest rate of 5.4 percent, as the Company utilized its borrowing capacity and cash flow from operations to repurchase shares and fund capital expenditures. The remaining debt capacity at December 31, 2007 under our committed financing lines was $105 million, prior to the new financing discussed below.

•

On January 14, 2008, ChoicePoint Inc. entered into a $300 million five-year unsecured Term Loan Credit Agreement (the “Credit Agreement”). Amounts borrowed under the Credit Agreement were used to partially repay amounts outstanding under the Company’s existing Revolving Credit Agreement dated October 25, 2006.

Completion of SEC Investigation and Agreement in Class-Action Litigation

On January 22, 2008 the Company announced that the staff of the U.S. Securities and Exchange Commission (the “SEC”) has notified the Company that the staff had completed its investigation regarding possible identity theft, trading in ChoicePoint stock by its Chief Executive Officer and Chief Operating Officer and related matters without recommending any enforcement action by the SEC.

ChoicePoint Earnings

Separately, ChoicePoint entered into a Letter of Understanding, subject to notification of the class, court approval and certain other conditions, through which it and a group of shareholders will settle a class-action lawsuit filed against the Company and certain of its officers, stemming from the previously disclosed fraudulent data access incident in 2005. Neither the Company nor any of the other defendants admitted to any liability.

Under the terms of the Letter of Understanding, ChoicePoint would pay $10 million to the plaintiffs, subject to court approval. The Company anticipates that the settlement as outlined in the Letter of Understanding will have no effect on the Company’s financial results as the Company had previously reserved funds to pay for the portion of the settlement amount not covered by insurance.

Financial Highlights – Fourth Quarter

•

Fourth quarter service revenue from continuing operations increased 0.6 percent to $233.9 million in 2007 from $232.5 million in 2006. Internal revenue (service revenue less revenue from acquisitions) from continuing operations in the fourth quarter of 2007 declined 0.3 percent from the fourth quarter of 2006. Continued strong internal revenue growth of 10.7 percent in the Insurance Services segment was offset by declines in other segments primarily due to macroeconomic conditions faced by our customers that directly impact these segments.

•

Operating income (loss) from continuing operations for the fourth quarter of 2007 was ($35.5 million), compared to $56.8 million for the same period of 2006. Income from continuing operations for the three months ended December 31, 2007 was reduced by other operating charges of $87.8 million ($54.5 million net of taxes) consisting of the following:

•	Charges of $86.0 million ($53.4 million net of taxes) for asset impairments primarily related to our Marketing Services segment discussed above; and

•

Charges of $1.8 million ($1.1 million net of taxes) consisting primarily of severance, as well as lease abandonment, other asset impairments, and third party expenses related to the previously disclosed fraudulent data access.

ChoicePoint Earnings

•	Operating income from continuing operations for the quarter ended December 31, 2006 included an other operating benefit of $7.2 million ($4.6 million net of taxes) consisting of the following:

•	A benefit of $10.6 million ($6.8 million net of taxes) related to the reversal of estimated future selling costs associated with the Company’s decision to retain its marketing services business; and

•

Charges of $3.4 million ($2.2 million net of taxes) for lease abandonment, impairment and related charges associated with the consolidation of facilities, and third party expenses related to the previously disclosed fraudulent data access.

Excluding these charges, operating income from continuing operations would have been $52.3 million and $49.6 million for the fourth quarter of 2007 and 2006, respectively.

•

The Company’s effective tax rate for continuing operations in the fourth quarter of 2007 was 37.9 percent, compared to 35.7 percent for the fourth quarter of 2006. The Company’s effective tax rate for continuing operations for the twelve months ended December 31, 2007 was 39.9 percent, compared to 38.9 percent for the same period of 2006.

•

Interest expense was $7.7 million for the fourth quarter of 2007, an increase of $1.6 million from the fourth quarter of 2006, due to higher average debt outstanding, which is primarily associated with the Company’s share repurchase program.

Operational Highlights

Insurance Services

•

Total revenue and internal revenue increased 10.7 percent to $125.9 million in the fourth quarter of 2007, compared to $113.7 million in the same period of the prior year, led by approximately 29 percent internal revenue growth in our claims and fraud analytics business and nearly 10 percent internal revenue growth in both our data services business and our software business.

•

Operating income increased 11.7 percent in Insurance Services to $65.2 million for the fourth quarter of 2007, compared with $58.4 million for the fourth quarter of 2006. Operating profit margin improved to 51.8% for the fourth quarter of 2007, compared to 51.4% in the fourth quarter of 2006. This increase is primarily due to changes in product mix.

Screening and Authentication Services

•

Total revenue and internal revenue both decreased by 3.9 percent in the fourth quarter of 2007 to $61.0 million, compared to $63.5 million in the fourth quarter of 2006. Double-digit internal revenue growth from our occupational health and Bridger businesses and strong growth from

ChoicePoint Earnings

VitalChek was offset by continued negative internal revenue growth in our employment-related screening business, due primarily to reduced hiring levels by our customers, primarily in the retail sector, and to a lesser extent, the pricing impact of a long-term agreement with a major customer.

•

Operating income in Screening and Authentication Services was $10.6 million for the fourth quarter of 2007, compared to $12.4 million in the same period of the prior year. Operating profit margin declined to 17.4% for the fourth quarter of 2007, compared to 19.5% in the fourth quarter of 2006. This decrease is primarily due to the impact of the revenue decrease discussed above.

Business Services

•

Total revenue decreased by 5.3 percent to $33.9 million in the fourth quarter of 2007 from $35.7 million in the fourth quarter of 2006. These results include the impact of our Charles Jones joint venture, which was effective July 1, 2007. Excluding the impact of the Charles Jones joint venture, internal revenue declined 11.0 percent during the fourth quarter of 2007, as compared to the same period of the prior year, as we experienced declining revenues, particularly from our on-demand business due diligence products.

•

Operating income in the Business Services segment was $0.8 million for the fourth quarter of 2007, compared to $0.7 million for the same period of 2006. Operating profit margin was 2.4% for the fourth quarter of 2007 compared to 1.8% in the fourth quarter of 2006, as improved margins in our public records business offset declines in the Charles Jones and BIS business units.

Marketing Services

•

Fourth quarter total revenue for Marketing Services (which includes all of the Company’s revenue from reimbursable expenses) declined 28 percent to $18.6 million in 2007 from $25.7 million in 2006. Marketing Services’ service revenue for the fourth quarter of 2007 declined 33 percent to $13.1 million from $19.6 million in the fourth quarter of 2006, primarily due to reductions in spending by our customers in the sub-prime mortgage lending and financial services markets, which was the primary driver behind the previously discussed impairment charge of $86.0 million ($53.4 million after tax) associated with this segment.

•

Marketing Services operating results were essentially break-even in the fourth quarter of 2007 excluding the impairment charge, compared with operating income of $3.5 million for the same period of 2006. The operating profit margin decline from 17.7% in the fourth quarter of 2006 to break-even in the fourth quarter of 2007 was due to the revenue decrease from 2006 to 2007.

ChoicePoint Earnings

Corporate and Shared Expenses

•

For the fourth quarter of 2007, corporate and shared expenses were $19.6 million, or 8.4 percent of consolidated service revenue, compared to $19.2 million, or 8.3 percent of service revenue, in the fourth quarter of 2006. For the twelve months ended December 31, corporate and shared expenses were $69.4 million, or 7.2 percent of service revenue in 2007, compared to $64.0 million, or 6.8 percent of service revenue in 2006. For additional information on corporate and shared expenses, please refer to the table at the end of this release.

•

The Company recorded stock-based compensation expense of $4.7 million ($3.6 million net of taxes) during the fourth quarter of 2007. Approximately $0.6 million of stock-based compensation expense is included in cost of revenue, with the remaining $4.1 million of stock-based compensation expense included in selling, general and administrative expenses. These amounts include restricted stock expense of $2.3 million ($1.5 million net of taxes), and stock option expense of $2.4 million ($2.1 million net of taxes). The Company recorded $6.1 million ($4.7 million net of taxes) of stock-based compensation expense in the fourth quarter of 2006, which includes restricted stock expense of $2.1 million ($1.3 million net of taxes) and stock option expense of $4.0 million ($3.4 million net of taxes).

2008 Outlook

Refer to our attached Summary of Projections for the Year Ending December 31, 2008.

Webcast

ChoicePoint’s fourth quarter results will be discussed in more detail on January 24, 2008, at 8:30 a.m. EST via teleconference. The live audio Webcast of the call will be available on ChoicePoint’s Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 a.m. EST at the same Web address.

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic and physical risks as well as identify business opportunities. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

ChoicePoint Earnings

Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the impact of our decision to discontinue certain services, the results of litigation or government proceedings, the risk that the settlement terms outlined in the Letter of Understanding will not be completed or approved by the court or that any court approval will be successfully challenged on appeal, demand for the Company’s services, product development, maintaining acceptable margins, the continued revenue decline from customers in the sub-prime mortgage lending industry, maintaining our data supply, maintaining secure systems including personal privacy systems, ability to minimize system interruptions, ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, privacy matters and any federal or state legislative responses to identify theft concerns, the impact of competition and customer consolidations, ability to continue our long-term business strategy, the implementation of plans to divest the software business of our Government Services segment, including unanticipated losses realized in connection with any such sale, ability to attract and retain qualified personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10–K for the year ended December 31, 2006 (collectively, the “SEC Filings”). Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2007	2006
Service revenue (a)	$233,880	$232,524	$960,578	$936,675
Reimbursable expenses per EITF 01-14 (b)	5,466	6,134	21,377	22,878

Total revenue	239,346	238,658	981,955	959,553

Cost of revenue	124,243	126,567	514,725	501,021
Reimbursable expenses	5,466	6,134	21,377	22,878
Selling, general and administrative expenses	57,342	56,345	222,361	211,492
Other operating charges (benefit) (c)	87,764	(7,209)	91,698	117,572

Total costs and expenses	274,815	181,837	850,161	852,963

Operating income (loss)	(35,469)	56,821	131,794	106,590
Interest expense	7,665	6,062	27,032	15,920

Income (loss) from continuing operations before income taxes	(43,134)	50,759	104,762	90,670
Provision for (benefit from) income taxes	(16,354)	18,129	41,773	35,254

Income (loss) from continuing operations	(26,780)	32,630	62,989	55,416
Loss from discontinued operations, net of taxes (d)	(5,541)	(8,963)	(30,565)	(38,494)

Net income (loss)	$(32,321)	$23,667	$32,424	$16,922

Effective tax rate, continuing operations	37.9%	35.7%	39.9%	38.9%
EPS - diluted
Income (loss) from continuing operations	$(0.39)	$0.41	$0.85	$0.65
Loss from discontinued operations	(0.08)	(0.11)	(0.41)	(0.45)

Net income (loss)	$(0.47)	$0.30	$0.44	$0.20

Weighted average shares – diluted (i)	68,825	79,782	74,423	84,986

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

Reconciliation to financial information excluding other expenses and discontinued operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2007	2006
Net income (loss)	$(32,321)	$23,667	$32,424	$16,922
Loss from discontinued operations, net of taxes (d)	(5,541)	(8,963)	(30,565)	(38,494)
Provision for (benefit from) income taxes	(16,354)	18,129	41,773	35,254
Interest expense	7,665	6,062	27,032	15,920

Operating income (loss)	(35,469)	56,821	131,794	106,590
Add back: other expenses (e):
accelerated depreciation expense	—	—	—	5,463
other operating charges (benefit) (c)	87,764	(7,209)	91,698	117,572

Operating income before other expenses (f)	52,295	49,612	223,492	229,625
Interest expense	7,665	6,062	27,032	15,920

Income from continuing operations before income taxes & other expenses (f)	44,630	43,550	196,460	213,705
Provision for income taxes	16,943	15,554	76,619	82,745

Net income from continuing operations before other expenses (f)	$27,687	$27,996	$119,841	$130,960

Effective tax rate from continuing operations excluding other expenses (f)	38.0%	35.7%	39.0%	38.7%
Earnings per share from continuing operations - diluted excluding other expenses (f) (i)	$0.39	$0.35	$1.61	$1.54

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Earnings per share from continuing operations - diluted excluding other expenses (f) (i)	$0.39	$0.35	$1.61	$1.54
Other operating charges	(0.78)	0.06	(0.76)	(0.85)
Accelerated depreciation expense	—	—	—	(0.04)

Earnings (loss) per share from continuing operations	$(0.39)	$0.41	$0.85	$0.65

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands)	2007	2006	2007	2006
Cash Flow Highlights
Income (loss) from continuing operations	$(26,780)	$32,630	$62,989	$55,416
Depreciation & amortization	15,162	16,620	63,744	68,550
Changes in assets & liabilities and other	58,052	(4,471)	91,982	76,662

Net cash provided by operating activities - continuing operations	$46,434	$44,779	$218,715	$200,628
Proceeds from the disposition of discontinued operations	$350	$500	$28,948	$18,500
Acquisitions & investments, net of cash acquired	(3)	(52)	(866)	(59,441)
Capital expenditures	(12,445)	(10,513)	(46,746)	(51,966)

Net cash used in investing activities - continuing operations	$(12,098)	$(10,065)	$(18,664)	$(92,907)
Net cash used in financing activities - continuing operations	$(53,401)	$(67,508)	$(215,302)	$(123,731)
Net cash provided by operating, investing, and financing activities of discontinued operations	$1,882	$23,380	$8,362	$20,618
Reconciliation of Net Free Cash Flow (g)
Net cash provided by operating activities - continuing operations	$46,434	$44,779	$218,715	$200,628
Capital expenditures	(12,445)	(10,513)	(46,746)	(51,966)

Net free cash flow from continuing operations	33,989	34,266	171,969	148,662
Fraudulent data access costs paid	284	1,625	3,125	10,174

Net free cash flow from continuing operations excluding fraudulent data access costs paid	$34,273	$35,891	$175,094	$158,836

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)

(Dollars in thousands)	December 31, 2007	December 31, 2006
Key Balance Sheet Highlights & Reconciliation of Net Debt to Total Debt
Short-term debt and current maturities of long-term debt	$80,000	$100,011
Long-term debt, net of current maturities	530,000	315,028

Total debt	610,000	415,039
Cash and cash equivalents	20,189	26,612

Net debt (h)	$589,811	$388,427
Shareholders’ equity	$309,922	$663,647
Net debt to book capital	65.6%	36.9%
Days sales outstanding for continuing operations (adjusted for pass-through expenses)	41 days	39 days

Calculation of EBITDA and Ratio of Net Debt to EBITDA Ratio (j)

(Dollars in thousands)	Twelve Months Ended December 31,
	2007	2006
Net Income - as reported	$32,424	$16,922
Loss from discontined operations, net of taxes	30,565	38,494

Income from continuing operations	62,989	55,416
Provision for income taxes	41,773	35,254
Interest expense	27,032	15,920

Operating income	131,794	106,590
Add back: other expenses:
Other operating charges	91,698	117,572

Operating income - continuing operations - as adjusted	223,492	224,162
Depreciation and amortization	63,744	68,550
Stock-based compensation	21,231	21,954

Earnings before Interest, Taxes, Depreciation & Amortization (EBITDA)	$308,467	$314,666

Net Debt to EBITDA Ratio (j)	1.91	1.23

Share Repurchase Summary

(In thousands, except per share data)	Total number of shares repurchased	Average cost per share	Total cost for shares
Three months ended December 31, 2007	4,041	$37.45	$151,320
Twelve months ended December 31, 2007	11,160	$38.50	$429,646
Inception of buyback program through December 31, 2007	25,482	$38.56	$982,486

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Notes to Financial Highlights

(a)	Service revenue excludes revenue from reimbursable expenses (see (b) below). The Company uses service revenue to measure its continuing operations without the effect of reimbursable expenses.

(b)	Reimbursable expenses per Emerging Issues Task Force 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred”, (“EITF 01-14”) represent out-of-pocket expenses fully reimbursed by ChoicePoint’s customers and recorded as revenues and expenses in accordance with EITF 01-14. As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of service revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles (“GAAP”). Fourth quarter pass-through expenses related to continuing operations totaled $195.7 million in 2007 and $186.8 million in 2006. Pass-through expenses related to continuing operations for the twelve months ended December 31 were $825.5 million in 2007 and $800.4 million in 2006.

(c)	Other operating charges (benefit) includes the following components:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2007	2006	2007	2006
Asset impairments (benefit) - Marketing Services segment	$85,983	$(10,600)	$85,983	$99,400
Asset impairments - other segments	353	562	857	10,720
Lease abandonment, severance and other expenses	1,251	1,996	5,503	3,943
Fraudulent data access related expense (benefit)	177	833	(645)	3,509

Total other operating charges (benefit)	$87,764	$(7,209)	$91,698	$117,572

(d)	Loss from discontinued operations, net of tax, includes the following components:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2007	2006	2007	2006
Loss from discontinued operations, net of taxes	$(6,423)	$(8,910)	$(31,055)	$(35,353)
Gain (loss) on sale of discontinued operations, net of taxes	882	(53)	490	(3,141)

Loss from discontinued operations, net of taxes	$(5,541)	$(8,963)	$(30,565)	$(38,494)

Loss from discontinued operations shown above for the twelve months ended December 31, 2007 includes a pre-tax charge of $57.7 million ($35.6 million after tax benefit) to reduce the carrying value of iMapData Inc. to reflect the currently estimated net proceeds to be realized from selling the business.

(e)	The Company recorded $5.5 million of accelerated depreciation as a result of the centralization of functions and consolidation of technology platforms during the twelve months ended December 31, 2006. Additional other operating charges were recorded during 2007 and 2006 as discussed in Note (c) above. The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.

(f)	To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company provides the following non-GAAP financial measures: “operating income before other expenses,” “income from continuing operations before income taxes and other expenses,” “net income from continuing operations before other expenses,” “effective tax rate from continuing operations excluding other expenses” and “earnings per share from continuing operations - diluted excluding other expenses”. In each case, these non-GAAP financial measures differ from the equivalent GAAP financial measures in that they exclude the other expenses described in Notes (c) and (e), which include expenses related to the fraudulent data access, accelerated depreciation and other costs relating to the consolidation of technology platforms, and other operating charges.

ChoicePoint Earnings

Management uses these non-GAAP financial measures for internal purposes in evaluating and forecasting the Company’s operating performance because they exclude expenses that are not reflective of the Company’s ongoing operating performance and, in the case of expenses related to the fraudulent data access and consolidation of operating platforms, are expected to be limited in duration and decreasing over time. The Company also uses certain of these non-GAAP financial measures in setting bonus targets and targets for other performance-based compensation plans. Management believes these non-GAAP financial measures assist investors in comparing the Company’s results with prior periods in which such expenses were not taken.

These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating income, income before taxes, net income or earnings per share. In addition, there are limitations associated with the use of these non-GAAP financial measures. For example, expenses associated with items such as the fraudulent data access or consolidation of technology platforms could have a material impact on cash flows or liquidity. These effects are reflected in our GAAP financial statements. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

(g)	Net free cash flow is not defined under GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly-titled measures used by other companies. The Company defines net free cash flow as cash flows from operating activities of continuing operations less capital expenditures. It should not be inferred that the entire net free cash flow amount is available for discretionary expenditures. The Company believes net free cash flow is a useful measure of performance and its ability to generate cash.

(h)	Net debt is not defined under GAAP. The Company defines net debt as total debt less cash and cash equivalents. Management believes that net debt provides useful information regarding the level of the Company’s indebtedness by reflecting cash and investments that could be used to repay debt. Therefore, it should not be considered a substitute for total debt data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

(i)	In the fourth quarter of 2007, EPS as reported is calculated using weighted average basic shares of 68,825. The effect of stock options and other share-based awards is excluded from the shares used in this calculation because such effect is anti-dilutive. However, EPS from continuing operations excluding other charges for the fourth quarter of 2007 is calculated using weighted average diluted shares of 70,263. The effect of stock options and other share-based awards is included in the shares used in the calculation of EPS from continuing operations excluding other charges because such effect is dilutive.

(j)	To supplement the Company’s balance sheet information presented on a GAAP basis, the Company also uses “net debt to EBITDA ratio”. Net debt to EBITDA ratio is a non-GAAP measure, which may be determined or calculated differently by other companies, and is obtained by dividing the Company’s net debt as of a specific date by its EBITDA for the specified period ending on such date. Net debt is calculated by subtracting cash and cash equivalents from total debt. The Company defines EBITDA as net income from continuing operations before taxes, interest, other operating charges, depreciation and amortization, including amortization associated with stock-based compensation.

The Company’s net debt to EBITDA ratio is required to be calculated by the Company’s loan covenants and Management uses it to evaluate the Company’s ability to repay or refinance its debt obligations. Management believes that net debt is a useful measure because it represents the amount of debt obligations that are not covered by available cash and temporary investments. Management believes that EBITDA is a useful measure in this context because it assists management in comparing the Company’s performance on a consistent basis without regard to depreciation and amortization, which are non-cash in nature and can vary significantly depending upon accounting methods or non-operating factors such as historical cost.

The Company’s net debt to EBITDA ratio should not be considered in isolation or as a substitute for a ratio of GAAP total debt to net income. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

ChoicePoint Earnings

ChoicePoint Inc.

Summary of Projections for Continuing Operations for the Year Ending

December 31, 2008* and Comparative Results for the Year Ended December 31, 2007

	Internal Revenue Growth	Operating Margins Excluding Other Operating Charges
Insurance Services	10% – 12%	50% – 52%
Screening and Authentication Services	(2%) – 5%	16% – 20%
Business Services	(8%) – 2%	3% – 5%
Marketing Services	(18%) – (12%)	(5%) – (2%)
Total Continuing Operations	2% – 7%	22% – 24%

Other Projections for the Year Ended December 31, 2008		Actual Results Year Ended December 31, 2007
Corporate expenses as a percentage of service revenue, excluding stock based compensation	7% –8%	7.2%
Tax rate excluding other operating charges	39% range	39.0%
Other operating charges for centralization of functions	$3 - $5 million	$5.5million
Net Free Cash Flow: Cash flow from operating activities – excluding costs associated with the fraudulent data access **	$215-$235 million	$221.8million
Capital expenditures	(45 - 55 million)	(46.7 million)

Net free cash flow excluding costs associated with the fraudulent data access **	160 - 190 million	175.1 million

Benefit of timing differences on tax payments in 2007***	—	(17.0 million)
Reconciled Net Free Cash Flow:	$160-$190 million	$158.1million
Net free cash flow per share****	$2.35 - $2.80	$2.32
Diluted EPS excluding other operating charges	$1.73 – $1.90	$1.61

*	For a discussion of risks that may cause actual results to differ materially from these projections, please see the discussion under “Forward-Looking Statements” above, as well as the risk factors set forth in the SEC Filings.

**	Net free cash flow excluding costs associated with the fraudulent data access is calculated as cash flow from continuing operations less capital expenditures and fraudulent data access costs.

***	As disclosed in prior press releases, 2007 benefitted from lower than usual estimated tax payments primarily resulting from the tax benefits of stock option exercises.

****	Net free cash flow divided by 68,050 diluted shares outstanding at December 31, 2007.

ChoicePoint Earnings

ChoicePoint Inc.

2007 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Total 2007
Revenue
Insurance Services	$125,282	$125,185	$129,211	$125,909	$505,587
Screening and Authentication Services	61,438	65,881	64,556	60,974	252,849
Business Services (a)	35,697	36,159	36,456	33,857	142,169
Marketing Services	17,200	15,313	14,320	13,140	59,973

Service Revenue	239,617	242,538	244,543	233,880	960,578
Reimbursable Expenses per EITF 01-14	4,859	5,412	5,640	5,466	21,377

Total Revenue	$244,476	$247,950	$250,183	$239,346	$981,955

Operating Income
Insurance Services	$65,179	$62,727	$65,032	$65,239	$258,177
Screening and Authentication Services	10,067	12,714	13,237	10,583	46,601
Business Services	940	2,918	2,205	825	6,888
Marketing Services	1,197	752	495	(33)	2,411
Corporate & shared expenses (b)	(16,585)	(15,277)	(17,894)	(19,598)	(69,354)
Stock-based compensation (c)	(5,535)	(5,528)	(5,447)	(4,721)	(21,231)

Operating income before other expenses	55,263	58,306	57,628	52,295	223,492
Other expenses (d):
Other operating charges	(1,157)	(278)	(2,499)	(87,764)	(91,698)

Operating income	$54,106	$58,028	$55,129	$(35,469)	$131,794

Total Service Revenue Growth Rates
Insurance Services	11.5%	11.5%	11.3%	10.7%	11.3%
Screening and Authentication Services	-0.7%	1.4%	-3.4%	-3.9%	-1.6%
Business Services	-4.3%	-1.9%	2.7%	-5.3%	-2.2%
Marketing Services	-21.4%	-20.0%	-25.0%	-33.0%	-24.8%

Total operations	2.7%	4.0%	2.9%	0.6%	2.6%

Internal Revenue Growth Rates
Insurance Services	8.0%	9.3%	11.0%	10.7%	9.7%
Screening and Authentication Services	-1.4%	1.2%	-3.4%	-3.9%	-1.9%
Business Services	-4.3%	-1.9%	-4.1%	-11.0%	-5.3%
Marketing Services	-21.4%	-20.0%	-25.0%	-33.0%	-24.8%

Total operations	0.8%	2.9%	1.8%	-0.3%	1.3%

Operating Profit Margins
Insurance Services	52.0%	50.1%	50.3%	51.8%	51.1%
Screening and Authentication Services	16.4%	19.3%	20.5%	17.4%	18.4%
Business Services	2.6%	8.1%	6.0%	2.4%	4.8%
Marketing Services (e)	7.0%	4.9%	3.5%	-0.3%	4.0%

Operating income before other operating charges as a percentage of service revenue (d)	23.1%	24.0%	23.6%	22.4%	23.3%

Operating income as a percentage of total revenue	22.1%	23.4%	22.0%	-14.8%	13.4%

ChoicePoint Earnings

ChoicePoint Inc.

2006 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Total 2006
Revenue
Insurance Services	$112,326	$112,298	$116,118	$113,716	$454,458
Screening and Authentication Services	61,845	64,955	66,832	63,456	257,088
Business Services (a)	37,298	36,862	35,513	35,742	145,415
Marketing Services	21,875	19,140	19,089	19,610	79,714

Service Revenue	233,344	233,255	237,552	232,524	936,675
Reimbursable Expenses per EITF 01-14	6,726	5,084	4,934	6,134	22,878

Total Revenue	$240,070	$238,339	$242,486	$238,658	$959,553

Operating Income
Insurance Services	$60,815	$60,039	$60,594	$58,395	$239,843
Screening and Authentication Services	14,238	14,729	15,740	12,389	57,096
Business Services	1,860	2,440	1,241	655	6,196
Marketing Services	4,002	2,135	2,834	3,475	12,446
Corporate & shared expenses (b)	(14,941)	(14,463)	(15,358)	(19,240)	(64,002)
Stock-based compensation (c)	(4,975)	(4,927)	(5,990)	(6,062)	(21,954)

Operating income before other expenses	60,999	59,953	59,061	49,612	229,625
Other expenses (d):
Accelerated depreciation	(5,463)	—	—	—	(5,463)
Other operating (charges) benefit	(5,987)	(2,740)	(116,054)	7,209	(117,572)

Operating income	$49,549	$57,213	$(56,993)	$56,821	$106,590

Total Service Revenue Growth Rates
Insurance Services	14.0%	11.2%	10.8%	15.4%	12.8%
Screening and Authentication Services	11.3%	5.9%	4.9%	3.2%	6.2%
Business Services	-17.2%	-13.8%	-19.3%	-5.5%	-14.3%
Marketing Services	-5.3%	-16.8%	-17.5%	-12.0%	-12.9%

Total operations	4.6%	2.0%	0.4%	5.6%	3.1%

Internal Revenue Growth Rates
Insurance Services	12.8%	10.1%	8.2%	11.6%	10.6%
Screening and Authentication Services	11.1%	5.0%	3.8%	2.3%	5.4%
Business Services	-17.2%	-13.8%	-19.3%	-5.5%	-14.3%
Marketing Services	-5.3%	-16.8%	-17.5%	-12.0%	-12.9%

Total operations	4.0%	1.3%	-1.0%	3.6%	1.9%

Operating Profit Margins
Insurance Services	54.1%	53.5%	52.2%	51.4%	52.8%
Screening and Authentication Services	23.0%	22.7%	23.6%	19.5%	22.2%
Business Services	5.0%	6.6%	3.5%	1.8%	4.3%
Marketing Services (e)	18.3%	11.2%	14.8%	17.7%	15.6%

Operating income before other operating charges as a percentage of service revenue (d)	26.1%	25.7%	24.9%	21.3%	24.5%

Operating income as a percentage of total revenue	20.6%	24.0%	-23.5%	23.8%	11.1%

ChoicePoint Earnings

ChoicePoint Inc.

Segment Results - Continuing Operations

Notes to Segment Results

(a)	The Company has combined the remaining components of its Government Services segment with its Financial and Professional Services segment and has renamed this segment as the Business Services segment. Prior period results have been reclassified to conform to this presentation.

(b)	Corporate and shared expenses benefit all segments and include the following:

	Q4 2007	Q4 2006	FY 2007	FY 2006
Group Centers	$12,148	$11,419	$47,641	$45,312
Third-Party Legal, Audit, and Tax Costs	2,323	1,893	7,080	9,805
Incentive Compensation/ Benefits	5,155	4,632	13,276	9,691
Other	(28)	1,296	1,357	(806)

Total	$19,598	$19,240	$69,354	$64,002

Group centers include functions such as finance, accounting, audit, legal, credentialing, executives, facilities, purchasing, marketing, human resources and select technology costs. Total headcount related to these functions was 191 at December 31, 2007 and 194 at December 31, 2006.

(c)	Stock-based compensation includes the following components:

	Q4 2007	Q4 2006	FY 2007	FY 2006
Stock option expense	$2,364	$3,969	$11,575	$14,669
Restricted stock expense	2,357	2,093	9,656	7,285

Total	$4,721	$6,062	$21,231	$21,954

(d)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results.

(e)	Represents operating income as a percentage of service revenue.

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